LICENCE AGREEMENT

LATITUDE SOLUTIONS	(1)
and	
SEPARATECH CANADA INC.	(2)

CONTENTS

THIS AGREEMENT is made on February 15, 2011

BETWEEN

(1) **SEPARATECH CANADA INC.** incorporated and registered in Canada whose registered office is at 151, Shannon, Montreal Quebec H3C 2J4 (the "**Licensor**"); and

(2) **LATITUDE SOLUTIONS** incorporated and registered in the state of Nevada, USA whose registered.principal executive office is at 190 NW Spanish River Blvd., Suite 101. Boca Raton; Florida 33431 (the "**Licensee**").

BACKGROUND

(A) The Licensor has developed a technology for separating oil-in-water emulsions based on encapsulated granular polyurethane media and marketed the media.

(B) The Licensee provides products, processes and solutions for contaminated water issues resulting from various oil/gas drilling operations including, but not limited to, water used in hydraulic fractionizing of wells, contaminated water relating to the Alberta oil sands, and mining operations producing contaminated water,

(C) The Licensor has agreed to grant and the Licensee has agreed to take a licence of certain patent and associated know-how rights on the terms set out in this Agreement.

IT IS AGREED as follows:

1 INTERPRETATION

1.1 The following words and expressions set out below shall have the meaning set out next to them unless the context otherwise prescribes:

"**Business Days**" means any day other than a Saturday, Sunday or bank holiday in Canada;

"**Confidential Information**" means all information provided to either party in confidence by or on behalf of the other in connection with this Agreement, in written form and marked as confidential and whether before or after the date of this Agreement, (The terms and conditions of this Agreement, and the commercial and financial arrangements evidenced by this Agreement shall be deemed Confidential.);

"**Exclusive Territory**" means North America;

"**Field of Use**" means Onshore and/or Offshore Bilge water treatment on mobile or permanent installations.;

"**Group Company**" means a party, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or any such holding company;

"**Improvement**" any improvement, enhancement or modification to the Licensed Product or amendments to the Licensed Patent or its method of manufacture development, packaging, use or otherwise that is innovative and patentable;

"**Initial Period**" has the meaning set forth herein.

"**Intellectual Property Rights**" means patents, designs, trade marks, service marks, trade names, logos, get-up, domain names, copyright (including rights in computer software), moral rights, confidential information and know-how, whether registered or not including applications for registration and all similar forms of protection anywhere in the world;

"**Licensed Patents**" all patent applications in the Territory or elsewhere which are equivalent to and/or claim priority from application 16297-1PCT and granted patents issuing from such applications, together with all re-issues and extensions of such granted patents relating to the Licensed Products the detail of which are set out in Schedule 1;

"**Licensed Products**" means the technology and know-how for separating oil-in-water emulsions based on encapsulated granular polyurethane media including the process design known as COP as defined by Licensed Patents as well as Media and any other articles falling within the scope of any of the claims of any of the Licensed Patents more particularly described in Schedule 1;

"**Local Regulations**" means all laws and regulations affecting the manufacture, sale, packaging and labelling of the Licensed Products which are in force in the Territories or any part thereof;

"**Media**" means granular polymeric material, either as loose material or encapsulated in a suitable container;

"**Minimum Purchase Targets**" mean those targets set out in Schedule 2;

"**Minimum Royalty Payment**" has the meaning ascribed to it in Schedule 2;

"**Net Sales Price**" shall mean the actual price invoiced by Licensee to its customers in an arm's length transaction, less transport, freight and value added (or like) tax to the extent identified on the invoice;

"Quarterly Period" the period of three months commencing on 1 January, 1 April, 1 July and 1 October;

"Spares" has the meaning as set forth herein.

"Subsidiary" means in relation to a company (a holding company) a subsidiary (as defined in section 736 of the Companies Act 1985 and any other company which is itself a subsidiary of such holding company;

"**Support Services**" has the meaning ascribed to it in Clause 4.2(e);

"Technical Assistance" means the assistance listed in **Error! Reference source not found.** which the Licensor shall provide pursuant to Clause 7.1(a) and 7.1(b) below; and

"Test Data" means any data which arises out of the Licensees testing and proving of the Licensed Products.

1.2 In this Agreement, unless otherwise specified:

(a) the headings are for convenience only and shall not affect its interpretation;

(b) references to a clause, schedule or paragraph are to a clause, a schedule or a paragraph in this Agreement;

(c) any reference to this Agreement or to any other document shall include any permitted variation, amendment or supplement to such document;

(d) the schedules to this Agreement shall have the same effect as if contained in the body of the Agreement, and any reference to this Agreement shall include the schedules provided that, in the event of any inconsistency, provisions set out in the body of the Agreement shall take precedence over schedules;

(e) any reference to any statute shall include references to the same as it may have been, or may from time to time be amended, modified consolidated or re-enacted and to any regulation or subordinate legislation made under it (or under such an amendment, modification, consolidation or re-enactment) subject to the provisions of this Agreement which relate to change of law;

(f) reference to the plural shall include the singular and vice versa, and reference to one gender includes reference to all genders. Any reference to a person shall be to a legal person of whatever kind whether incorporated or unincorporated and to its successors, permitted assigns and transferees;

(g) any statement qualified by reference to a party's state of knowledge, belief or awareness shall be deemed to include an additional statement that before making it that party has made such enquiry as it would be reasonable to expect it to have made;

(h) Words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and

(i) Writing or written includes faxes but not e-mail.

2 LICENSE GRANT

2.1 The Licensor hereby grants to the Licensee:

(a) an exclusive license under the Licensed Patents in the Field of Use to (either itself or by procuring third parties to do the same) use, test, develop, package, promote and to sell or otherwise supply Licensed Products in the Exclusive Territory ; and

(b) Licensor shall grant Licensee exclusivity for all of Licensees written requests for exclusivity for prospective and potential customers, for oily waters resulting from service and pre-production recovery operations such as but not limited to flow back and frac water, that Licensee is actively pursuing. Such exclusivity shall continue indefinitely unless there is one year of inactivity for such identified customer.

(c) In the event Licensee shall sell any Licensed Products to a regional or district department, division, franchise or affiliate of an international company (for example Shell Oil), Licensee shall automatically be granted a ninety (90) day exclusive period by Licensor to market and sell to other regional or district departments, divisions, franchises or affiliates of such international company. If Licensee demonstrates to Licensor in writing that they are making progress marketing to and working to secure purchase orders from same, them Licensor shall grant Licensee a ninety (90) day extension on such exclusivity.

2.2 The Licensee shall have the right to grant sub-licences for all or a portion of its obligations under this Agreement, with written approval of Licensor, which shall not be unreasonably withheld or delayed .

2.3 The Licensor undertakes, during the term of this Agreement, not to, directly or indirectly, exploit the Licensed Patents in the Exclusive Territory in the Field of Use.

3 TERM

3.1 This Agreement shall come into force on the date on which it is signed by both parties and shall unless determined in accordance with Clause 14 below, remain in force for a period of at least five (5) years from the date of this Agreement, the expiry of the last to expire of the Licensed Patents or, if they are patent applications, until there is no further possibility of any of such patent applications proceeding to grant. The Term of this Agreement shall automatically renew for an additional five (5) year term unless either party duly terminates the Agreement as set forth herein.

4 LICENSEE'S OBLIGATIONS

4.1 The Licensee shall:

4.2 (a) pay the licensor a license fee of US$ 15,000.00 in the month of January 2011, $20,000.00 in February 2011, $25,000 in March 2011, and $30,000 per month commencing in April 2011 for the duration of the Term of this Agreement. Remittance to be made in full on the first business day at the beginning of each month.

(a) construct a Pilot Plant to enable the licensee to carry out its obligations under this Agreement within the first year of the agreement and at its own cost in order to demonstrate the Licensed Products to potential clients ;

(b) The Licensee shall use reasonable endeavours to promote and expand the supply of Licensed Products throughout the Exclusive Territory and shall provide such advertising and publicity as may reasonably be expected to bring the Licensed Products to the attention of as many customers and potential customers as possible;

(c) provide the Licensor, upon reasonable written request, with the Test Data provided that the Licensor shall only be entitled to use the Test Data for its own internal business purposes and the Licensor shall not be permitted to disclose the Test Data to any third party without the prior written consent of the Licensee, such consent not to be unreasonably withheld;

(d) keep full and proper books of account and records showing clearly all transactions relating to the sale of the Licensed Products and submit to the Licensor by or on the last Business Day of each Quarterly Period written reports showing:

(i) details of sales of the Licensed Products including the Media;

(ii) stock requirements for the Media; and

(iii) any outstanding customer orders for the Licensed Products including the Media.

(e) provide to customers after-sales support and maintenance (**"Support Services"**) with regard to the Licensed Products and Media in accordance with the Licensee's standard support and maintenance arrangements in place from time to time. Any monies received from a customer for the provision of the Support Services shall be solely retained by the Licensee;

(f) remain the first point of contact for customers of the Licensee in the Territories in respect of:

(i) discussions on the Acceptance Tests being carried out by the Licensee in respect of the Licensed Products;

(ii) the supply of the Licensed Products; and

(iii) the provision of the Support Services.

5 THE PROVISION OF KNOW-HOW

5.1 The Licensor shall make available to the Licensee such know-how relating to the Licensed Products as the Licensor is able to disclose and, in the opinion of the Licensor, is reasonably necessary for such purpose.

5.2 The know-how supplied by the Licensor under Clause 5.1 shall be used by the Licensee only for the purposes envisaged under Clause 2.1 above and in order to properly fulfil its obligations under this Agreement.

6 IMPROVEMENTS

6.1 If the Licensor at any time files an application for a patent anywhere in the Territories for any Improvement or introduces any new development in respect of

the Licensed Products the Licensor shall, to the extent that it is not prohibited by law or by any obligation to itself or any other person, promptly notify the Licensee in writing, giving details of the Improvement and shall, following a request for the same, provide to the Licensee such information as the Licensee shall reasonably require to be able effectively to evaluate the Improvement. Should the Licensee so request, the Licensor shall grant to the Licensee a licence under such patent application or development for such Improvement in the Territories on the same terms as specified under this Agreement and at no additional cost to the charges envisaged under this Agreement.

7 OBLIGATIONS OF THE LICENSOR

7.1 The Licensor shall:

(a) provide the Licensee with all necessary technical information and know-how relating to the Licensed Products to enable it to carry out its obligations under this Agreement;

(b) for the Term of this Agreement and any renewal terms, provide the Licensee with the technical assistance necessary to enable the licensee to carry out its obligations hereunder;

(c) use its best endeavours to meet all orders for the Licensed Products and the Media placed by the Licensee from time to time such orders to be placed and delivered in accordance with the Licensee's standard terms of purchase in force from time to time;

(d) deliver the Licensed Products and Media within ninety (90) days after receipt of an order from Licensee, subject only to delays due to force majeure events;

(e) warrant that the Licensed Products and Media shall be (a) be free from any encumbrance or any defect in design, materials, manufacture and workmanship, except for encumbrances, defects, breakage, and damage directly or indirectly caused by Licensee or the end user; (b) conform to the specifications listed in the Licensees purchase order and (c) not infringe any intellectual property rights of a third party. Licensor also warrants and guarantees that the Licensed Products and Media will perform according to the purchase order specifications for ninety (90) days after the Licensed Product(s) are installed and operating at the design capacity. Licensee may reject any Licensed Product within 90 days after the Licensed Product fails to meet the purchase order

specifications. In the event of rejection, Licensor will, at Licensee's option, either fix or replace the affected Licensed Product without charge, or reimburse Licensee the applicable price for that Licensed Product any of Licensee's actual costs incurred as a result of the rejection. Licensee's acceptance of delivery, inspection, or payment for any Licensed Product does not waive any Licensor warranties set forth in this section.

(f) Licensor shall perform all of its obligations under this Agreement in compliance with all local, state, national, and international statutes, rulings, regulations, ordinances and governmental directives, including, without limitation, those pertaining to environmental, hazardous waste disposal, transportation, that apply to Licensor and its business. Licensee acknowledges that the risks and costs associated with hazardous waste disposal shall be borne by the Licensee or end user of the Licensed Product(s).

(g) subject to Clause 12 below, supply the Licensed Products and Media only to the Licensee for sale in the Exclusive Territory and field of use and not to supply, either directly or indirectly, the Licensed Products to other users in the Exclusive Territory or appoint any other party to carry out the same or similar activities to those envisaged under this Agreement in the Exclusive Territory;

(h) subject to Clause 12 below, directly or indirectly, not solicit orders from users for the Licensed Products and/or the Media in the Exclusive Territory;

(i) provide the Licensee cartridges of spare Media as reasonably requested by the Licensee upon the terms set out in this Agreement;

(j) remain entirely responsible for any fees, charges or payments required to prosecute the Licensed Patent to full grant and to maintain the patent or patents arising out of the Licensed Patent for the full term of the respective patent(s).

8 ADVERTISING AND PROMOTION

8.1 The Licensee shall be solely responsible for any advertising or promotion of the Licensed Products in the Exclusive Territories but the Licensor shall provide all reasonable assistance to enable to the Licensee to market the Licensed Products effectively.

8.2 The Licensor shall provide the Licensee with information on the advertising and promotion carried out by the Licensor and its other licensees and shall provide

such quantities of available promotional and advertising material as the Licensee shall reasonably request at the cost of the Licensor.

8.3 The Licensor shall, where mutually agreed, participate with the Licensee in any promotional events, fairs or exhibitions in the Exclusive Territory at Licensor's sole cost and expense.

9 COMPLIANCE WITH LAWS AND REGULATIONS

9.1 The Licensor warrants that the Licensed Products comply with and will continue to comply with all applicable Local, Provincial, National and International laws, rules and regulations.

9.2 The Licensor warrants that the Licensed Products shall be of the best available design, of the best quality, material and workmanship, be without fault and conform in all respects any specification supplied or advised by the Licensor to the Licensee.

10 INTELLECTUAL PROPERTY RIGHTS

10.1 Save as expressly stated in this Agreement, neither party shall acquire any ownership interest in any of the Intellectual Property Rights of the other party.

10.2 Neither party shall use the trade marks or brand names of the other party without the other party's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed in relation to promotional releases and literature. Licensee shall be permitted to private label the Licensed Products at its own discretion.

10.3 Neither party shall take any action which might invalidate or infringe on the Intellectual Property Rights owned by or licensed to the other party.

10.4 The Licensor warrants that:

(a) it owns the Intellectual Property Rights in the Licensed Products and is the owner of the Licensed Patent referred to in Schedule 1;

(b) it is free to grant to the Purchaser the licence set out in Clause 2.1 above;

(c) Licensor represents and warrants that (a) it has the full authority and right to enter into and perform its obligations hereunder and is under no obligation which would conflict with its obligations hereunder and (b) it does not have an

agreement with any third party that conflicts in any way with their obligations under this Agreement.

(d) it is not aware of any circumstances hitherto undisclosed to Licensee which might endanger the validity of the Intellectual Property Rights in the Licensed Products or the Licensed Patent and all renewal fees in respect of any registered Intellectual Property Rights including the Licensed Patent have been paid in full; and

(e) that the Licensed Products and any other materials provided by the Licensor under this Agreement do not infringe the rights of any third party.

10.5 The Licensor covenants that it will not cause or permit by any act or omission anything to be done which might endanger the validity of the Licensed Patent or any other Intellectual Property Rights subsisting in the Licensed Products (including without limitation not paying renewal fees in respect of registered Intellectual Property Rights).

10.6 The Licensor shall indemnify and keep indemnified the Licensee against all costs, expenses, damages or losses suffered by or payable by the Licensee arising from or relating to any claims (and/or proceedings) that the Licensee has infringed any third party Intellectual Property Rights as a result of its manufacture, use, development, promotion, marketing, sale, keeping or importation of the Licensed Products or any other materials supplied to it by the Licensor under this Agreement.

10.7 All rights and title to the Test Data shall remain vested in the Licensee although the Licensee grants the Licensor a non-exclusive perpetual licence to use the Test Data but only in respect of its own internal business purposes. The Licensor shall not be entitled to provide any of the Test Data to its other licensees or any other third party without the Licensee's prior written permission, such permission not to be unreasonably withheld.

11 PRICES AND PAYMENT

11.1 The Licensee shall be entirely responsible for meeting all costs associated with carrying out customer trials and producing Test Data.

11.2 The Licensee shall place orders for the Media on an ad hoc basis, such orders to be fulfilled pursuant to the requirements of the customer on each individual

project, such details to be notified to the Licensor from time to time. The Licensor shall fulfil the orders for the Media and shall charge the Licensee for the Media in accordance with the following principles:

(a) Subject to the provisions set out in the following sub-clauses the Licensor shall sell the Media to the Licensee at agreed pricing terms set forth in schedule 4 attached hereto (such price to be reviewed annually). Licensor warrants that the sales pricing to Licensee for the Licensed Products shall not be more than the lowest price Licensor charges or has charged any other customer for substantially similar Licensed Products.

(b) On occasions the Licensee will order and the Licensor will provide spare Media ("**Spares**") to enable the Licensee to carry out the Support Services and other services to customers. Where the Licensee provides Spares to customers the Licensee shall be liable to pay an additional amount to the Licensor in accordance with the following principles:

(i) if the Net Sales Price of the Spares is equal or less than 150% of the agreed prices then the Licensee shall not be liable to pay the Licensor further payment other than the base price of the agreed prices;

(ii) if the Net Sales Price of the Spares is more than 150% of the agreed prices then the Licensee shall pay to the Licensor an amount calculates as follows:

(Net Sales Price for the Spares) – (agreed prices x 1.5) =

2

11.3 The Licensor shall be entitled to invoice the Licensee for the Media from the date of dispatch to the Licensee. The Licensee shall pay the Licensor for Media within thirty (30) days of the date of the invoice or the date of delivery (whichever is first).

11.4 In addition to the price payable by the Licensee to the Licensor for the Media, the Licensee shall pay a royalty payment (which shall not be higher than the lowest

royalty fee charged to other customers) to the Licensor, such royalty payment to be calculated and paid as set forth on Schedule 4, attached hereto.

11.5 On or before the last Business Day in each Quarterly Period the Licensee shall submit or cause to be submitted to the Licensor a statement in writing recording the calculation of:

(a) any Royalty Payments payable to the Licensor pursuant to Clause 11.4 above; and

(b) any sales of licensed products in the Territories over the previous Quarterly Period.

11.6 Each Party shall keep proper records and books showing (in the case of the Licensor) the description and price of the Licensed Products and/or Media and (in the case of the Licensee) the information referred to above in Clause 11.5 and such records and books shall be kept separate from any records and books not relating solely to the Licensed Products or Media, and shall be available at all reasonable times for inspection and audit by the other Party (or its duly authorised agent or representative).

11.7 During the term of this Agreement and for any period thereafter during which any payments shall continue to accrue and upon 7 days' prior written notice to the other party, either party shall have the right, either itself or through an appointed accountant, to request and carry out an audit of the records referred to in Clause 11.6 above or which relate to the subject matter of this Agreement and upon receipt of such notice the other party shall give that party or any such accountant full access to such records. If such inspection or audit should reveal a discrepancy in the royalties paid from those payable under this agreement, the Licensee shall make up the shortfall and reimburse the Licensor in respect of any reasonable professional charges incurred for such audit or inspection within thirty (30) days after such discovery.

11.8 The provisions of this Clause 11 shall remain in effect, notwithstanding termination or expiry of this Agreement, until the settlement of all subsisting claims by both parties.

11.9 The Licensee shall be entitled but not obliged at any time or times without notice to the Licensor to set off any liability of the Licensor to Licensee against any liability of the Licensee to the Licensor (in either case howsoever arising and

whether any such liability is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) and may for such purpose convert or exchange any currency.

11.10 Any exercise by Licensee of its rights under this clause shall be without prejudice to any other rights or remedies available to Licensee under this Agreement or otherwise.

11.11 Each party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement.

12 **EXCLUSIVITY** During the term of this Agreement, Licensee shall have exclusivity in the Field of Use and in the Territory as defined above.

13 **LIABILITY, PRODUCT LIABILITY AND INSURANCE**

13.1 The Licensor shall indemnify the Licensee against any liability incurred by the Licensee in respect of damage to property, death or personal injury arising from any fault or defect in the materials or workmanship of the Licensed Products and any reasonable costs, claims, demands and expenses arising out of or in connection with that liability ("**Relevant Claim**") except to the extent that the liability arises as a result of the action or omission of the Licensee.

13.2 Notwithstanding anything else contained in this Agreement the Licensee shall not be liable to the Licensor for loss of profits, loss of goodwill or other special, indirect or consequential loss whether arising from negligence, breach of contact or howsoever.

14 **DURATION AND TERMINATION**

14.1 A party (the "**Non-defaulting Party**") may by notice to the other party (the "**Defaulting Party**") terminate this Agreement with immediate effect if:

(a) the Defaulting Party is in material breach of any provision of this Agreement which is not remediable or, if remediable, is not remedied with a period of thirty (30) Business Days after the Non-Defaulting Party has given written notice to the Defaulting Party requiring such breach to be remedied;

(b) the Defaulting Party persistently (and not less than 3 times) breaches any provisions of this Agreement and such breaches, if capable of remedy, are not

remedied within thirty (30) Business Days of receipt by the Defaulting Party of written notice from the Non-Defaulting Party requiring such remedy;

(c) The Defaulting Party's financial position is such that the Defaulting Party, take or are entitled to take steps to institute formal insolvency proceedings with respect to the Defaulting Party of a type provided for by the Insolvency Act 1986 (or any similar or analogous legislation, whether under English law or otherwise), including without limitation administration, liquidation, administrative receivership, receivership, voluntary arrangement, scheme of arrangement or bankruptcy, or if the Defaulting Party is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or the relevant sections of the U.S. Code for entities formed in the United States of America, whichever is applicable.

14.2 The Licensee shall be entitled to terminate this Agreement in whole or in part if:

(a) there is a change of control of the Licensor to a party that is or likely to be in competition with the Licensee;

(b) the Licensee demonstrate that the Licensed Products cannot be marketed for the purposes for which the parties entered the Agreement; or

(c) the Licensee is unable to make any sales of the Licensed Products in the first year after the date of this Agreement.

15 EFFECTS OF TERMINATION

15.1 Any termination or expiry of this Agreement in whole or in part for any reason shall not affect:

(a) any accrued rights or liabilities of either party whether under statute, in contract tort or otherwise, nor prevent either party from pursuing other remedies available to it;

(b) the coming into force or the continuance in force of any provision of this Agreement or any document required by its terms to be entered into, which is expressly or by implication intended to come into or continue in force on or after such termination or expiry; or

(c) the legality, validity or enforceability of the terms of any other contract between parties.

15.2 Upon any termination or expiry of this Agreement in whole or in part for any reason:

(a) upon the written consent of the Licensee the Licensee may grant the Licensor the option to buy from the Licensee all stocks (i.e. product inventory) as are in first class order and condition at the same price as was paid by the Licensee for the Licensed Products. Where the Licensee provides the Licensor with this option, and subject to the Licensor's agreement to exercise said option, it must be exercised within 30 days of receipt of notice from the Licensee granting the option and the price shall be paid within 30 days of the exercise of the option and the costs of shipping the Licensed Products shall be borne wholly by the Licensor; or

(b) subject to the Licensee granting the option as indicated in Clause 15.2 above, the Licensee shall be entitled for a period of 12 months following termination of this Agreement to sell and distribute any stocks of the Licensed Product as it may have under its control and the Licensee shall be permitted to continue to supply the Support Services to existing customers in accordance with its contractual arrangements with such customers; or

(c) all outstanding monies owing under this Agreement shall become payable on demand within thirty (30) days after written demand for same;

(d) each party shall return the other any property, Confidential Information or other material belonging to the other party then in its possession.

16 CONFIDENTIALITY

16.1 Neither party shall without the consent of the other during the period of this Agreement or during a period of 5 years after its termination either:

(a) disclose Confidential Information to any other person save insofar as is necessary for the performance of its obligations under this Agreement; or

(b) use Confidential Information other than for the purposes or clearly contemplated by this Agreement.

16.2 Any party disclosing Confidential Information in accordance with clause 16.1(a) shall procure that the person to whom such information is disclosed is made aware of the

obligations of confidentiality under this Agreement and complies with those obligations as if it were a party to this Agreement.

16.3 Clauses 16.1 and 16.2 do not apply to Confidential Information:

(a) which is in or comes into the public domain other than through breach of this Agreement;

(b) insofar as it comes lawfully into the possession of the recipient party from a third party;

(c) which the recipient party can prove was already known to it before its receipt from the providing party;

(d) which has been independently developed by the recipient party otherwise than in the course of exercise of that party's rights under this Agreement or the implementation of this Agreement;

(e) to the extent that it is required to be disclosed by law or the requirements of any recognised stock exchange, or authority of competent jurisdiction to whose rules the party making the disclosure is subject, whether or not having the force of law;

(f) which is disclosed by a party to its professional advisers; or

(g) which is disclosed to a Group Company.

16.4 The provisions of this Clause 16 shall survive any termination of this Agreement.

17 PROTECTION OF THE LICENSED

17.1 In the event that:

(a) any patent (arising from the Licensed Patent) is attacked or, being the Licensed Patent, is opposed; or

(b) any application for a patent is made by or any patent is granted to a third party by reason of which the third party may be granted, or may have been granted, rights which conflict with any of the rights granted to Licensee under any patent or the Licensed Patent; or

(c) any unlicensed activities are carried on by any third party which could constitute an infringement of any patent or the Licensed Patent; or

(d) any application is made for a compulsory licence under any patent application or the Licensed Patent,

the party becoming aware of such a matter shall immediately notify the other of it. The expenses incurred in taking such steps and any profits or damages which may be obtained in defending the Licensed Patent shall be for the account of the Licensor.

18 ASSIGNMENT

Neither party may assign or charge any of its rights or the benefit of all or part of this Agreement or transfer, delegate or sub-contract any of its duties or obligations save to a Group Company without the prior written consent of the other party (such consent not to be unreasonably conditioned, withheld or delayed).

19 SEVERANCE

In the event that any clause or any part of any clause in this Agreement is declared invalid or unenforceable, by the judgment or decree by consent or otherwise of a court of competent jurisdiction from whose decision no appeal is or can be taken, all other provisions contained in this Agreement shall remain in full force and effect and shall not be affected by such finding for the term of this Agreement.

20 NO WAIVER

No relaxation, forbearance, delay or indulgence by either party in enforcing any term or condition of this Agreement, or the granting of time by either party to the other, shall prejudice, affect or restrict the rights and powers of that party, nor shall any waiver by either party of any breach of this Agreement operate as a waiver of, or in relation to, any subsequent or continuing breach of it.

21 VARIATION

This agreement may only be amended by a document in writing signed by a duly authorised officer of each party.

22 FURTHER ASSURANCE

The parties shall execute all further documents as may be necessary or desirable to give full effect to the terms of this Agreement and to protect the rights of the parties under it.

23 ENTIRE AGREEMENT

23.1 This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Agreement.

23.2 Each of the parties acknowledges and agrees that, in entering into this Agreement and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this agreement or not) other than as expressly set out in this Agreement as a warranty or representation. The only remedy available to it for breach of such warranties or representations shall be for breach of contract under the terms of this Agreement. Nothing in this Clause shall operate to limit or exclude any liability for fraud.

24 NOTICE

24.1 Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by hand, fax or letter. For the avoidance of doubt notice shall not be validly served by e-mail.

24.2 Any notice or other communication to be given by one party to another under this Agreement shall (unless one party has by no less than 5 Business Days' notice to the other party specified another address) be given to that other party at the address set out below:

(a) Matthew J. Cohen, Latitude Solutions, Inc., 190 N.W. Spanish River Boulevard, Suite 101, Boca Raton, Florida 33433.

(b) Neil Sutcliffe, Separatech, 240 Jacques W, Suite 620, Montreal, Qc H2YIL9

Fax No: 514-844-7377

24.3 Any notice or other communication given by any party shall be deemed to have been received:

(a) in the case of a notice given by hand, at the time of day of actual delivery;

(b) if sent by fax, with a confirmed receipt of transmission of all pages from the receiving machine, on the day on which transmitted; and

(c) if posted, by 10am on the second Business Day following the day on which it was despatched by first class mail postage prepaid,

provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall be deemed to have been received on the next Business Day.

25 RIGHTS OF THIRD PARTIES

25.1 No term of this agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to it, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

26 GOVERNING LAW AND JURISDICTION

26.1 This Agreement and any disputes of claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of Quebec.

26.2 The parties irrevocably agree that the courts of Quebec have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

27 COUNTERPARTS

27.1 This Agreement may be signed in any number of counterparts and this has the same effect as if the signatures on counterparts were on a single copy of this Agreement.

This Agreement has been entered into on the date stated at the beginning of it.

Signed by [NAME OF DIRECTOR] for and on behalf of [NAME OF LICENSOR]	.... Director

Signed by [NAME OF DIRECTOR]
for and on behalf of [NAME OF LICENSEE]

....
Director & Chief Executive Officer

Schedule 1

Licensed Patents and Licensed Products

CA 2517145

CA2582585 (Patent Pending)

US 7,635,435

US 20080237152 (Patent Pending)

Schedule 2

Minimum Purchase Targets

NONE

Schedule 3 has been intentionally deleted.

SCHEDULE 4

Price List

MEDIA

ROD Cartridge Size :

- 10" diameter x 10" high : $US 750.00 each
- 10" diameter x 20" high : $US 1000.00 each
- 10" diameter x 30" high : $US 1500.00 each
- 10" diameter x 40" high : $US 2000.00 each

LICENSED PRODUCTS – ROYALTY

A one time pay off royalty of $ 4.00 per barrel per day of the capacity of the licensed product, with a minimum of $ 5,000 base upon the following calculations.

- Based on a 450 gpm unit, equivalent to 10.7 barrels a minute, or 15,400 barrels a day at $4.00 =$61,600.

  Based on a 1,000 gpm unit, equivalent 23.8 barrels a minute, or 34,300 barrels a day at $4.00= $137,200.

- If the capacity of the licensed product is 500 barrels per day, the royalty to the licensor to be paid will be $5,000 instead of 4 x 500 = $2000

The parties mutually agree to negotiate on projects and or customers in the cases where the above economics to Separatech are lower than above examples.

ADDITIONAL CHARGES

Commissioning and technical assistance onsite shall be charged to the Licensee at a rate of $1200 ($US) per day per technician plus travel expenses and accommodations.